Exhibit 16.1





January 26, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 1, 2006, of
A.P. Pharma, Inc. and are in agreement with the statements contained in the first and second sentences of the first paragraph, the second and third paragraphs, the first sentence of the fourth paragraph, and the fifth paragraph on page two therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.


                             /s/Ernst & Young LLP